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EXHIBIT 99B.6


COMBINED BALANCE SHEETS                        U S WEST MEDIA GROUP
(UNAUDITED)                                 June 30,   December 31,
In millions                                   1997         1996
---------------------------------------   --------------------------
ASSETS
Current assets:
 Cash and cash equivalents                 $       155  $       121
 Accounts and notes receivable                     514          508
 Deferred directory costs                          252          259
 Marketable securities                              -            58
 Other assets                                      203          193
                                          --------------------------
   Total current assets                          1,124        1,139
                                          --------------------------

Property, plant and equipment - net              4,581        4,275
Investment in Time Warner Entertainment          2,483        2,477
Net investment in international ventures         1,322        1,548
Intangible assets - net                         12,461       12,595
Net investment in assets held for sale             416          409
Other assets                                     1,340        1,618
                                          --------------------------
   Total assets                            $    23,727  $    24,061
                                          ==========================
LIABILITIES AND EQUITY
Current liabilities:
 Short-term debt                           $     1,277  $       217
 Due to Continental shareholders                    -         1,150
 Accounts payable                                  320          425
 Deferred revenue and customer deposits            127          129
 Other payables                                    925          795
                                          --------------------------
   Total current liabilities                     2,649        2,716
                                          --------------------------
Long-term debt                                   8,516        8,636
Deferred income taxes                            3,577        3,600
Deferred credits and other                         389          346
Company-obligated mandatorily redeemable
 preferred securities of subsidiary
 trust holding solely Company-guaranteed
 debentures                                      1,080        1,080
Preferred stock subject to
 mandatory redemption                              100           51

Media Group equity                               7,488        7,723
Company LESOP guarantee                            (72)         (91)
                                          --------------------------
  Total equity                                   7,416        7,632
                                          --------------------------
   Total liabilities and equity            $    23,727  $    24,061
                                          ==========================

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